Form 12b-25 Notification of Late Filing
               For the Quarterly Period Ended September 30, 1996
                                   Exhibit A

                 The Publishing Company of North America, Inc.
                              Statements of Income
                                  (unaudited)

                                     Three months ended        Nine months ended
                                        September 30              September 30
                                   -----------------------   -----------------------
                                      1995         1996         1995         1996
                                   ----------  -----------   ----------  -----------
Net Sales                          $  372,104  $   441,574   $  964,052  $ 2,312,806

Cost and expenses:
  Salaries and commissions            180,245      447,628      445,189    1,132,204
  Materials and printing               43,129       97,167      120,298      361,112
  Depreciation                          9,958       25,325       22,922       60,734
  Other operating costs                53,621      442,123      161,520    1,067,617
                                   ----------  -----------   ----------  -----------
                                      286,953    1,012,243      749,929    2,621,667
                                   ----------  -----------   ----------  -----------
Income (loss) from operations          85,151  (   570,669)     214,123  (   308,861)

Other income
  Interest income, net of expense        --         59,541         --          2,203
  Other                                 1,274         --          3,160        6,488
                                   ----------  -----------   ----------  -----------
Income (loss) before provision
  for income taxes                     86,425  (   511,128)     217,283     (300,170)
Provision for income taxes               --    (    79,315)        --         48,110
                                   ----------  -----------   ----------  -----------
Net income (loss)                  $   86,425  ($  431,813)  $  217,283  ($  348,280)
                                   ==========  ===========   ==========  ===========
Net income (loss) per share              --    ($     0.11)        --    ($     0.10)
                                   ==========  ===========   ==========  ===========
Shares used in computation of
  net income per share                   --      4,111,569         --      3,535,210
                                   ==========  ===========   ==========  ===========

Pro forma data:
  Net income (loss) before
    provision for income taxes     $   86,425  ($  511,128)  $  217,283  ($  300,170)
  Pro forma provision for
    income taxes                       32,574  (    79,315)      81,927            0
                                   ----------  -----------   ----------  -----------
  Pro forma net income (loss)      $   53,851  ($  431,813)  $  135,356  ($  300,170)
                                   ==========  ===========   ==========  ===========
Pro forma net income (loss)
  per share                        $     0.02  ($     0.11)  $     0.05  ($     0.08)
                                   ==========  ===========   ==========  ===========
Shares used in computation of
  net income per share                   --      4,111,569         --      3,535,210
                                   ==========  ===========   ==========  ===========